UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) April 26, 2021

RealNetworks, Inc.

(Exact name of registrant as specified in its charter)

Washington	001-37745	91-1628146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1501 First Avenue South, Suite 600

Seattle, Washington 98134

(Address of principal executive offices) (Zip code)

(206) 674-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	RNWK	The NASDAQ Stock Market
Preferred Share Purchase Rights	RNWK	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2021, RealNetworks, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC, the sole underwriter named therein (the “Underwriter”), relating to an underwritten public offering (the “Offering”) of 8,250,000 shares of common stock of the Company, par value $0.001 per share (the “Underwritten Shares”). The price to the public in the offering is $2.70 per share and the Underwriter has agreed to purchase the shares of common stock from the Company pursuant to the Underwriting Agreement at a price of $2.538 per share. The proceeds to the Company from this offering, net of underwriting discounts but before estimated offering expenses, are expected to be approximately $20.9 million (or approximately $24.1 million if the Underwriter exercises its option to purchase additional shares in full). The Company intends to use the net proceeds of the offering for general corporate purposes and working capital.

The Offering is expected to close on or about April 29, 2021, subject to the satisfaction of customary closing conditions. The Company has also granted to the Underwriter a 30-day option to purchase up to an additional 1,237,500 shares of Common Stock offered in the public offering at the offering price, less underwriting discounts and commissions (together with the Underwritten Shares, the “Shares”).

The Offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-254808) (the “Registration Statement”), which was previously filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2021 and declared effective by the SEC on April 15, 2021.

The Underwriting Agreement contains customary representations, warranties and covenants made by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. In addition, pursuant to the terms of the Underwriting Agreement, certain executive officers and directors of the Company have entered into “lock-up” arrangements with the Underwriter, which generally prohibit the sale, transfer or other disposition of securities of the Company for a 90-day period following the date of the Underwriting Agreement, subject to certain exceptions.

The Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated by reference herein, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, relating to the legality of the issuance and sale of the Shares in the offering is attached as Exhibit 5.1 hereto and is incorporated by reference herein.

Item 8.01 Other Events.

On April 27, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

This Current Report on Form 8-K, including the exhibits hereto, shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, which is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of April 26, 2021

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

99.1	Press release, dated April 27, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALNETWORKS, INC.

By:	/s/ Michael Parham
Michael Parham

Senior Vice President, General Counsel and Corporate Secretary

Dated: April 27, 2021